Exhibit 99.2

Chord Energy Announces Leadership Transition

Michael Lou Appointed President & Chief Executive Officer

HOUSTON – Oct. 19, 2026 – Chord Energy Corporation (NASDAQ: CHRD) (“Chord,” “Chord Energy,” or the “Company”) today announced that Michael Lou has been appointed President & Chief Executive Officer, effective today. Additionally, Mr. Lou has been appointed and elected to the Chord Energy Board of Directors. Mr. Lou succeeds Danny Brown, who is stepping down immediately as President and Chief Executive Officer and from the Chord Energy Board of Directors to pursue another professional opportunity.

Mr. Lou has more than 25 years of experience in the oil and gas industry, including 17 years in various positions of leadership at Chord and its predecessor companies. In his roles as Chief Strategy Officer and Chief Commercial Officer as well as Chief Financial Officer, Mr. Lou has been instrumental in shaping and driving the Company’s strategic and financial outcomes, including growing the organization to the largest operator in the Williston Basin while maintaining a pristine balance sheet.

“Michael has been an instrumental member of the Chord leadership team and a key driver of our success,” said Susan Cunningham, Chair of the Chord Energy Board of Directors. “He has helped profitably scale the business, and has led strategic and commercial initiatives while demonstrating strong business acumen and the ability to lead across the organization. His deep knowledge of Chord and his proven leadership make him well-suited to lead the Company. The Board has full confidence in Michael’s ability to build upon Chord’s momentum.”

“On behalf of the entire Board, I thank Danny for his leadership and contributions to Chord Energy,” said
Ms. Cunningham. “Chord Energy is implementing this leadership change from a position of strength, as the organization delivers continually improving execution, while lowering costs and driving resilient adjusted free cash flow generation. Our succession planning and the depth of our executive team position Chord well for continued success.”

“I am honored to be named Chord Energy’s President & CEO,” said Mr. Lou. “We have built a top-tier organization with talented leaders and employees who are passionate about executing on our strategy and driving long-term value for shareholders. Chord has made tremendous progress and is well positioned as a stronger, more efficient, and more resilient company. I look forward to working with the Chord team as well as our communities and other stakeholders to build upon our strong operational and financial performance, while safely producing the affordable and reliable energy the world needs.”

Mr. Brown said, “It has been a privilege to serve as Chord’s CEO. It is difficult to leave such a great company and all of the talented people I've had the pleasure to work with, but I depart knowing the business is in great shape and the future holds continued success. I am proud of what the team has accomplished, building a multi-year track record of disciplined capital allocation and portfolio optimization, advancing continuous improvement initiatives and delivering strong returns for shareholders, while building strong relationships in the communities we serve. I am confident that Michael and the rest of the management team will build on this progress and lead Chord to continued success.”

About Michael Lou

Prior to his appointment as President & Chief Executive Officer, Michael Lou served as Chord Energy’s Executive Vice President, Chief Strategy Officer and Chief Commercial Officer from March 2024 through October 2026. Formerly, he was Executive Vice President and Chief Financial Officer from July 2022 to March 2024. Prior to the merger of Whiting Petroleum and Oasis Petroleum, he served in roles including Chief Financial Officer and Executive Vice President for Oasis Petroleum and its subsidiaries and President and Director of the general partner of Oasis Midstream Partners.

Mr. Lou began his career in investment banking, where he spent 10 years holding positions of increasing responsibility at several global investment banks focused in the energy sector.

Mr. Lou holds a Bachelor of Science in Electrical Engineering from Southern Methodist University.

Contact:

Chord Energy Corporation
Bob Bakanauskas, VP, Finance
(281) 404-9600
ir@chordenergy.com

About Chord Energy

Chord Energy Corporation is an independent exploration and production company with quality and sustainable long-lived assets primarily in the Williston Basin. The Company is uniquely positioned with a best-in-class balance sheet and is focused on rigorous capital discipline and generating free cash flow by operating efficiently, safely and responsibly to develop its unconventional onshore oil-rich resources in the continental United States. For more information, please visit the Company's website at www.chordenergy.com.

Forward-Looking Statements

This press release may include certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the management transition, Company operations and results after the management transition. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management's control. These risks and assumptions are described in the Company’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.